AMENDMENT NO. 1 TO ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO ACCOUNTING SERVICES AGREEMENT (this “Amendment”), made this 14th day of September, 2016 (the “Amendment Effective Date”) by and between J.P. Morgan Exchange-Traded Fund Trust (the “Trust”) on behalf of itself and each of its series, (each a “Fund” and collectively, the “Funds”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (“SEI”).

WHEREAS:

1.	The Trust and SEI entered into an Accounting Services Agreement, dated as of June 12, 2014 (the “Agreement”), pursuant to which, among other things SEI agreed to provide certain accounting services on behalf of the Trust and the Funds;

2.	Section 12.09 of the Agreement provides for amendments to the Agreement; and

3.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have the meanings as set forth in the Agreement.

2.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted in its entirety and replaced with the Schedule I (Funds) attached hereto.

3.	Schedule II (Services). Schedule II (Services) of the Agreement is hereby amended to add the following as a new item 22):

Services related to each portfolio swap include:

(1)	Independent record keeping of swap components including: transactions, income, corporate actions, and financing;

(2)	Capture of settlement activity and realization of cash within the Fund segregated between capital and income;

(3)	Valuation of underlying positions in accordance with JPMorgan’s Valuation Policies;

(4)	Reconciliation of swap to the counterparty; and

(5)	Inclusion of swap components in the valuation file

4.	Schedule III (Schedule of Fees). Schedule III (Schedule of Fees) of the Agreement is hereby amended to add a new “Portfolio Swap Accounting Services Fees” section to the end of the Schedule of Fees as follows:

Portfolio Swap Accounting Services Fees (calculated and payable monthly in arrears based on the number of portfolio swaps existing per Fund for which SEI provides Services hereunder during any portion of a calendar month):

$20,000 annual fee ($1,667 per month), per Swap, per Fund

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5.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

6.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

7.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of SEI, the Trust, the Funds and each of their respective permitted successors and assigns.

8.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the State of New York, or any of the provisions of the Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:	/s/ John Alshefski	By:	/s/ Robert Deutsch
Name:	John Alshefski	Name:	Robert Deutsch
Title:	Senior Vice President	Title:	President

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SCHEDULE I

Funds

JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Disciplined High Yield ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Global Bond Opportunities ETF
JPMorgan Ultra-Short Income ETF

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